SECURITIES & EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ______________________

                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934

        INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES
         13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO
                                  RULE 13d-2(b)

                                 Amendment No. 1

                                 ESG RE LIMITED
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    G31215109
                                 (CUSIP Number)

                                December 23, 1999
             (Date of event which requires filing of this statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule 13G is filed:
     [ ] Rule 13d-1(b)
     [X] Rule 13d-1(c)
     [ ] Rule 13d-1(d)





                               (Page 1 of 6 Pages)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. G31215109              13G/A                   Page 2 of 6 Pages

_______________________________________________________________________
     (1)    NAMES OF REPORTING PERSONS HPB Associates, L.P.
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)  13-3002457

_______________________________________________________________________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                (a)  []
                                                                (b) [x]
_______________________________________________________________________
     (3)    SEC USE ONLY
_______________________________________________________________________
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
_______________________________________________________________________
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         _________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                -0-
OWNED BY       _________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      _________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                -0-
_______________________________________________________________________
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                -0-
_______________________________________________________________________
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                  [ ]
_______________________________________________________________________
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                0%
_______________________________________________________________________
     (12)    TYPE OF REPORTING PERSON **
                                                PN
_______________________________________________________________________
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. G31215109               13G/A                  Page 3 of 6 Pages

_______________________________________________________________________
     (1)    NAMES OF REPORTING PERSONS  HPB Group, LLC
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)  13-3876706
_______________________________________________________________________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                (a) [ ]
                                                                (b) [x]
_______________________________________________________________________
     (3)    SEC USE ONLY
_______________________________________________________________________
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
_______________________________________________________________________
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         _________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                -0-
OWNED BY       _________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      _________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                -0-
_______________________________________________________________________
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                -0-
_______________________________________________________________________
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                  [ ]
_______________________________________________________________________
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                0%
_______________________________________________________________________
     (12)    TYPE OF REPORTING PERSON **
                                                OO
_______________________________________________________________________
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. G31215109               13G/A                  Page 4 of 6 Pages

_______________________________________________________________________
     (1)    NAMES OF REPORTING PERSONS  Howard P. Berkowitz
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)

_______________________________________________________________________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                (a) [ ]
                                                                (b) [x]
_______________________________________________________________________
     (3)    SEC USE ONLY
_______________________________________________________________________
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            United States of America
_______________________________________________________________________
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         _________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                -0-
OWNED BY       _________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      _________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                -0-
_______________________________________________________________________
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                -0-
_______________________________________________________________________
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                  [ ]
_______________________________________________________________________
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                0%
_______________________________________________________________________
     (12)    TYPE OF REPORTING PERSON **
                                                IN
_______________________________________________________________________
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. G31215109               13G/A                  Page 5 of 6 Pages

     This Amendment No.1 amends the statement on schedule 13G which was filed on September 24, 1999 (the "Schedule 13G") by the undersigned with respect to shares of common stock of ESG RE LIMITED (the "Company"). Capitalized terms used herein and not otherwise defined in this Amendment have the meanings set forth in the Schedule 13G.

     Except as specifically provided herein, this Amendment does not modify any of the information previously reported on the Schedule 13G. This Amendment only amends Items 4 and 5.

Item 4.   Ownership.

A. HPB Associates, L.P.
              (a) Amount beneficially owned: -0-
              (b) Percent of class: 0%
              (c)(i) Sole power to vote or direct the vote:  -0-
                (ii) Shared power to vote or direct the vote: -0-
               (iii) Sole power to dispose or direct the disposition: -0-
                (iv) Shared power to dispose or direct the disposition:-0-

B. HPB Group, LLC
              (a) Amount beneficially owned: -0-
              (b) Percent of class: 0%
              (c)(i) Sole power to vote or direct the vote: -0-
                (ii) Shared power to vote or direct the vote: -0-
               (iii) Sole power to dispose or direct the disposition: -0-
                (iv) Shared power to dispose or direct the disposition:-0-

C. Howard P. Berkowitz
              (a) Amount beneficially owned:-0-
              (b) Percent of class: 0%
              (c)(i) Sole power to vote or direct the vote: -0-
                (ii) Shared power to vote or direct the vote: -0-
               (iii) Sole power to dispose or direct the disposition: -0-
                (iv) Shared power to dispose or direct the disposition:-0-

Item 5.     Ownership of Five Percent or Less of a Class.

     Item 5 is hereby replaced in its entirety with the following:

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following [X].

CUSIP No. G31215109               13G                  Page 6 of 6 Pages

Item 10.  Certification.

     Each of the Reporting Persons hereby makes the following certification:

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


DATED:  March 8, 2002

                                    /s/ Howard P. Berkowitz
                                    Senior Managing Member of
                                    HPB Group, LLC, as General Partner
                                    of HPB Associates, L.P.;
                                    as Senior Managing Member
                                    of HPB Group, LLC; and
                                    individually